Exhibit 10.24

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (this “Agreement”) is entered into as of April 15, 2009, by and among Ralph Bruno (“Mr. Bruno”), CPG International I Inc. (formerly known as Compression Polymers Holding Corporation), a Delaware corporation (“CPG International I”), its wholly owned subsidiary AZEK Building Products Inc. (formerly known as Vycom Corp.), a Delaware corporation (“AZEK”) (CPG International I and AZEK, collectively, the “Companies”), and CPG International Holdings LP (formerly known as Compression Polymers Holding I LP), a Delaware limited partnership (“CPG LP”) (each of Mr. Bruno, the Companies and CPG LP, a “Party” and, collectively, the “Parties”).  The Parties acknowledge that the terms and conditions of this Agreement have been voluntarily agreed to and are intended to be final and binding.

RECITALS

WHEREAS, Mr. Bruno and the Companies entered into an Employment Agreement, dated as of May 10, 2005 (the “Employment Agreement”), pursuant to which Mr. Bruno currently serves as President of AZEK;

WHEREAS, Mr. Bruno, the Companies, CPG International, Inc. (formerly known as Compression Polymers Holding II), a Delaware corporation, and Scranton Products, Inc. (formerly known as Compression Polymers Corp.), a Delaware corporation, entered into a Noncompetition Agreement dated as of May 10, 2005 (the “Noncompetition Agreement”);

WHEREAS, effective as of the Separation Date (defined below), Mr. Bruno shall no longer serve as the President of AZEK and shall separate from service in all capacities with the Companies;

WHEREAS, Mr. Bruno purchased an aggregate of 731 class A units of CPG LP (the “Class A Units”), pursuant to and in accordance with the terms of the Subscription Agreements, entered into on May 10, 2005 and on or about January 29, 2007, by and between CPG LP and Mr. Bruno (the “Class A Subscription Agreements”);

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, CPG LP shall purchase from Mr. Bruno, and Mr. Bruno shall sell to CPG LP, the Sold Class A Units (defined below), and Mr. Bruno shall continue to hold the Retained Class A Units (defined below);

WHEREAS, Mr. Bruno purchased an aggregate of 1,350 class B units of CPG LP (the “Class B Units”), pursuant to and in accordance with the terms of the Executive Subscription Agreements, entered into on May 10, 2005 (the “2005 Subscription Agreement”), February 15, 2006 (the “2006 Subscription Agreement”), and January 1, 2007 (the “2007 Subscription Agreement”), each by and between CPG LP and Mr. Bruno (collectively, the “Class B Subscription Agreements”);

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, CPG LP shall purchase from Mr. Bruno, and Mr. Bruno shall sell to CPG LP, the Sold Class B Units (defined below), and Mr. Bruno shall continue to hold the Retained Class B Units (defined below); and

WHEREAS, as a condition precedent and a material inducement for AZEK to pay Mr. Bruno the payments set forth in this Agreement, Mr. Bruno has agreed to execute this Agreement and be bound by the provisions herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for the monetary and other consideration set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.     Separation from Service.  Mr. Bruno and the Companies agree that effective as of May 15, 2009 (the “Separation Date”), Mr. Bruno (i) shall cease to serve as President of AZEK, (ii) hereby resigns from any directorship, position or office with or in the Companies or their respective subsidiaries or affiliates and (iii) shall no longer be authorized to incur any expenses, obligations or liabilities on behalf of the Companies or any of their respective subsidiaries or affiliates.

2.     Severance.  AZEK shall continue to pay Mr. Bruno his base salary in effect immediately prior to the Separation Date ($250,000) for a period of twelve (12) months (the “Severance Payments”), commencing on the first day of the calendar month next following the date that the release contained in Section 7 hereof (the “Release”) has become irrevocable.

3.     Noncompetition Agreement.  Mr. Bruno hereby affirms and agrees to comply with the Noncompetition Agreement; it being agreed that the term of the Noncompetition Agreement shall terminate on May 15, 2011; provided, however, that notwithstanding the  Noncompetition Agreement or any other agreement, a person, partnership, corporation or other business organization or entity is in competition with the Companies if it is then engaging or planning to engage within the term hereof, itself or through any joint venture, partnership or otherwise, in the manufacturing, marketing, sale, or distribution of any non-wood trim, decking, railing, molding, or porch plank products.  Mr. Bruno may submit a written request to (i) AZEK and (ii) AEA Investors LLC (“AEA”) so long as at least one of the AEA Parties (as defined in the Agreement of Limited Partnership of CPG LP, dated as of May 10, 2005, as amended (the “Partnership Agreement”) is a limited partner of CPG LP, seeking a determination that prospective employment will not trigger a violation of the terms of the Noncompetition Agreement or any other agreement between Mr. Bruno and the Parties.  Any such request by Mr. Bruno must provide the identity of the prospective employer and a detailed description of such employer’s business (including the businesses of the employer’s affiliates), and Mr. Bruno’s position and duties upon such employment.  AZEK agrees to respond within ten (10) days following the delivery of such information to AZEK and AEA, with a response to the request or with a request for additional information.  If additional information is requested from Mr. Bruno, AZEK shall respond within ten (10) days of the delivery of such additional information to AZEK and AEA.  Any such determination by AZEK shall be based solely on the information and documents provided by Mr. Bruno pursuant to this Section 3, and any change in such information or inaccuracy of the information or documents shall render any determination by AZEK that the prospective employment does not violate the terms of the Noncompetition Agreement null and void.

4.     Class B Units.  CPG LP and Mr. Bruno hereby agree that CPG LP will purchase from Mr. Bruno, and Mr. Bruno will sell to CPG LP, 1,000 Class B Units (the “Sold Class B Units”), for an aggregate purchase price of $14,921 (with 950 of the Class B Units that were originally purchased by Mr. Bruno pursuant to the 2005 Subscription Agreement being now purchased at $15.18 per unit, their fair market value on the date hereof, and 50 of the Class B Units that were originally purchased by Mr. Bruno pursuant to the 2007 Subscription Agreement being now purchased at $10 per unit, the cost of these Class B Units to Mr. Bruno) (the “Class B Unit Purchase Price”).  CPG LP shall pay the Class B Unit Purchase Price to Mr. Bruno on the thirtieth (30th) day following the execution of this Agreement, provided that the Release has become irrevocable as of such date.  Subject to the right of optional redemption set forth in Section 6 of this Agreement, following the Separation Date Mr. Bruno will continue to hold 350 Class B Units (50 Class B Units that were originally purchased by Bruno pursuant to the 2005 Subscription Agreement, 250 Class B Units that were originally purchased by Bruno pursuant to the 2006 Subscription Agreement and 50 Class B Units that were originally purchased by Bruno pursuant to the 2007 Subscription Agreement) (the “Retained Class B Units”), in each case in accordance with the terms of the Class B Subscription Agreements, other than any right of redemption set forth therein, and the Partnership Agreement.

5.     Class A Units.  CPG LP and Mr. Bruno hereby agree that CPG LP will purchase from Mr. Bruno, and Mr. Bruno will sell to CPG LP, 293.81 Class A Units (the “Sold Class A Units”), for a purchase price of $1,374.50 per unit, with an aggregate purchase price of $403,842 (the “Class A Unit Purchase Price”).  CPG LP shall pay the Class A Unit Purchase Price to Mr. Bruno on the thirtieth (30th) day following the execution of this Agreement, provided that the Release has become irrevocable as of such date.  Following the Separation Date, Mr. Bruno will continue to hold 437.19 Class A Units in accordance with the terms of the Class A Subscription Agreements and the Partnership Agreement (the “Retained Class A Units”).

6.     Conditions.  AZEK’s obligation to make the Severance Payments, and Mr. Bruno’s right to continue to hold the Retained Class B Units shall be conditioned upon: (i) Mr. Bruno’s continued compliance with his obligations under the Noncompetition Agreement and (ii) the Release becoming irrevocable.  In the event that Mr. Bruno breaches any of the covenants set forth in the Noncompetition Agreement, (i) AZEK will cease to have any obligation to continue making the Severance Payments to Mr. Bruno and (ii) CPG LP shall have an optional right of redemption with respect to the Retained Class B Units at a redemption price of $10 per unit, the cost of the Retained Class B Units to Mr. Bruno.

7.     Release of Claims by Mr. Bruno.

(a)   In consideration of the Companies entering into this Agreement, the sufficiency of which Mr. Bruno acknowledges, Mr. Bruno, with the intention of binding himself and his heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Companies, CPG LP and each of its or their respective subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, shareholders, agents, attorneys, employees and employee benefit plans (and the fiduciaries thereof) and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”) of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, foreseen or unforeseen, actual or potential (collectively, the “Losses”), which Mr. Bruno, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, arising on or prior to the date hereof, against any Company Released Party in any capacity, including, without limitation, any and all claims (i) in respect of the Sold Class B Units, the Retained Class B Units, the Sold Class A Units and the Retained Class A Units, (ii) arising out of or in any way connected with Mr. Bruno’s service to any member of the Company Affiliated Group (or the predecessors thereof) in any capacity, or the termination of such service in any such capacity, (iii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iv) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (v) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices) and (vi) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1988, the Fair Labor Standards Act, the Americans with Disabilities Act (the “ADA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Age Discrimination in Employment Act (the “ADEA”) and any similar or analogous state statute, excepting only:

(i)            rights of Mr. Bruno under this Agreement;

(ii)           the right of Mr. Bruno to receive COBRA continuation coverage in accordance with applicable law;

(iii)          claims for accrued and unpaid benefits under any health, disability, retirement or other similar employee benefit plan (within the meaning of Section 3(3) of ERISA) of the Company Affiliated Group; and

(iv)          rights to indemnification Mr. Bruno has under the by-laws or certificate of incorporation of any member of the Company Affiliated Group or otherwise through or from the Companies, including under any policy of insurance providing indemnification or coverage.

(b)   Mr. Bruno acknowledges and agrees that the release of claims set forth in this Section 7 is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.

(c)   The release of claims set forth in this Section 7 applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs and attorneys’ fees and expenses, except as provided in Section 7(a)(i)-(iv) herein.

(d)   Mr. Bruno specifically acknowledges that his acceptance of the terms of the release of claims set forth in this Section 7 is, among other things, a specific waiver of his rights, claims and causes of action under Title VII, the ADEA, the ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law Mr. Bruno is not permitted to waive.

(e)   As to rights, claims and causes of action arising under the ADEA, Mr. Bruno acknowledges that he has been given a period of twenty-one (21) days to consider whether to execute this Agreement.  If Mr. Bruno accepts the terms hereof and executes this Agreement (whether or not he has utilized the full twenty-one (21) days he had to consider it), he may thereafter, for a period of seven (7) days following (and not including) the date of execution, revoke this Agreement as it relates to the release of claims arising under the ADEA.  If no such revocation occurs, this Agreement shall become irrevocable in its entirety, and binding and enforceable against Mr. Bruno, on the day next following the day on which the foregoing seven-day period has elapsed.  If such a revocation occurs, this Agreement shall be of no force or effect.

(f)    Mr. Bruno acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.

(g)   Mr. Bruno acknowledges that he has been advised to seek, and has had the opportunity to seek, the advice and assistance of an attorney with regard to the release of claims set forth in this Section 7 and has been given a sufficient period within which to consider the release of claims set forth in this Section 7.

(h)   Mr. Bruno acknowledges that the release of claims set forth in this Section 7 relates only to claims which exist as of the date of this Agreement.

(i)    Mr. Bruno acknowledges that, except for any unpaid portion of his Base Compensation (as defined in the Employment Agreement) payable pursuant to and in accordance with his Employment Agreement for services rendered to the Companies and their respective affiliates prior to the Separation Date, he is not entitled to receive any amount pursuant to the Employment Agreement or in connection with Mr. Bruno’s service to any member of the Company Affiliated Group (or the predecessors thereof) in any capacity, including, without limitation, his Incentive Bonus (as defined in the Employment Agreement) from any member of the Company Affiliated Group (or the predecessors thereof) after the Separation Date.

8.     Non-Disparagement.  From and after the date hereof, Mr. Bruno shall not make or publish any untruthful, derogatory or disparaging statements (whether written or oral) regarding any member of the Company Affiliated Group or any of their respective affiliates, directors, officers or executives, or otherwise malign the business or reputation of any of them.  The Companies and CPG LP shall each advise their respective officers and directors that they shall not make or publish any untruthful, derogatory or disparaging statements (whether written or oral) regarding Mr. Bruno.

9.     Notices.  Any notice required or desired to be delivered hereunder shall be in writing and shall be delivered personally, by courier service, or by certified mail, return receipt requested, and shall be effective when actually delivered to the Party to whom such notice shall be directed and shall be addressed as follows (or to such other address as the Party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to the Companies and CPG LP: c/o AEA Investors LLC 55 East 52nd Street 35th Floor New York, NY 10055 Attn: General Counsel	With a copy to: Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, NY 10004 Attn: Christopher Ewan, Esq.

If to Mr. Bruno: Ralph Bruno 106 Settlers Circle Winchester, VA 22602	With a copy to: Ty Lawson Lawson and Silek, P.L.C. 120 Exeter Drive, Suite 200 Winchester, VA 22603

10.   Withholding.  Notwithstanding anything in this Agreement to the contrary, AZEK shall have the right to deduct from any amount payable under this Agreement any taxes or other amounts required by applicable law to be withheld.

11.   Complete Agreement.  This Agreement and the Noncompetition Agreement constitute the complete agreement of the Parties with respect to the subject matter hereof and shall supersede all agreements between the Parties to the extent they relate in any way to the employment, termination of employment, compensation and benefits of Mr. Bruno.  In the event of any conflict between or among the provisions of this Agreement and the Partnership Agreement, the Employment Agreement, the Class A Subscription Agreements and/or Class B Subscription Agreements or any other agreement executed by and between Mr. Bruno and the Companies, such conflict shall be resolved in each and every instance in favor of the provisions of this Agreement.

12.   Severability.  Each provision hereof and portion thereof is severable, and if one or more provisions hereof or portions thereof are declared invalid, the remaining provisions and portions thereof shall nevertheless remain in full force and effect.  If any provision of this Agreement or portion thereof is so broad, in scope or duration or otherwise, as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

13.   No Waiver.  No delay on the part of any of the Parties in exercising any right, power or privilege hereunder shall operate as a waiver thereof.  The failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by another party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Agreement, or any part hereof, or the right of any Party thereafter to enforce each and every such provision in accordance with the terms of this Agreement.

14.   Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.  The Parties represent that each signatory to this Agreement on his, its or their behalf is authorized to make the promises and commitments herein.

15.   Successors.  This Agreement shall be binding upon any and all successors and assigns of the Parties.

16.   Third-Party Beneficiary.  Each of the Company Released Parties shall be a third-party beneficiary with respect to Section 8 and shall be entitled to enforce the provisions thereof.

17.   Governing Law.  Except for issues or matters as to which federal law is applicable, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof.

18.   Headings.  The captions and headings contained in this Agreement are for convenience only and shall not be construed as a part of the Agreement.

19.   Amendments.  This Agreement may be modified, amended or supplemented only by written agreement executed by the Parties; provided, that the observance of any provision of this Agreement may be waived by the Party that will lose the benefit of such provision as a result of such waiver in a writing expressly stating which observance is being waived.

20.   Specific Performance.  In the event of any actual or threatened default in, or breach of, any of the covenants or agreements in this Agreement, Mr. Bruno, the Companies and CPG LP shall have the right of specific performance and injunctive relief giving effect to their respective rights under this Agreement without the need to post bond, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.  Mr. Bruno, the Companies and CPG LP agree that any such breach or threatened breach would cause irreparable injury, that the remedies at law for any such breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.

21.   Jurisdiction; Court Proceedings; Waiver of Jury Trial.

(a)   Any litigation against any Party to this Agreement arising out of or relating to this Agreement shall be brought in any federal or state court located in the State of New York in the County of New York and each of the Parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such litigation.  A final judgment in any such litigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  To the extent that service of process by mail is permitted by applicable law, each Party irrevocably consents to the service of process in any such litigation in such courts by the mailing of such process by registered or certified mail, return receipt requested, postage prepaid, at its address for notices provided for herein.  Each Party irrevocably agrees not to assert (a) any objection which it may have to the laying of venue of any such litigation in any federal or state court located in the State of New York in the County of New York and (b) any claim that any such litigation brought in any such court has been brought in an inconvenient forum.

(b)   EACH PARTY WAIVES ANY RIGHT TO A TRIAL BY JURY, TO THE EXTENT LAWFUL, AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY LITIGATION WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.

22.   Expenses.  Each Party shall pay all of its respective fees, costs and expenses (including fees and disbursements of counsel and accountants) incurred in connection with the negotiation, execution and performance of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

CPG INTERNATIONAL I INC.

By:	/s/ Amy Bevacqua
	Name:	Amy Bevacqua
	Title:	Vice President

AZEK BUILDING PRODUCTS INC.

By:	/s/ Amy Bevacqua
	Name:	Amy Bevacqua
	Title:	Vice President

CPG INTERNATIONAL HOLDINGS LP
By:	CPG Holding I LLC, its General Partner

By:	/s/ Amy Bevacqua
	Name:	Amy Bevacqua
	Title:	Vice President

/s/ Ralph Bruno
Ralph Bruno